Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(510) 505-4509
	(510) 505-4315	email: katie.loughnot@ros.com

ROSS STORES REPORTS RECORD RESULTS
FOR FOURTH QUARTER AND FISCAL 2003

Newark, California, March 16, 2004 —  Ross Stores, Inc. (NASDAQ: ROST) today reported that earnings per share for the 13 weeks ended January 31, 2004 grew 30% to $.48, on top of a 19% increase in the fourth quarter of 2002.  Earnings per share for the 13 weeks ended February 1, 2003 were $.37.  Net earnings for the 13 weeks ended January 31, 2004 totaled $73.7 million, up 26% over net earnings of $58.7 million for the 13 weeks ended February 1, 2003.   Sales for the fourth quarter of 2003 increased 14% to $1.099 billion with comparable store sales up 4% over the prior year.

For the 52 weeks ended January 31, 2004, earnings per share grew 17% to a record $1.47 on top of a 32% gain in earnings per share in the prior year.  For the 52 weeks ended February 1, 2003, earnings per share were $1.26.   Net earnings for the 52 weeks ended January 31, 2004 increased 13% to $228.1 million, compared to $201.2 million for the 52 weeks ended February 1, 2003.  Sales for the 2003 fiscal year rose 11% to $3.921 billion, with comparable store sales up 1% on top of a 7% gain in the prior year.

Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “We are pleased with the solid sales and earnings gains we posted during the fourth quarter and fiscal 2003, which reflect our strengthening momentum as the year progressed.  The strongest geographic markets in the fourth quarter were Arizona, Texas, the Southeast and California, all posting solid same store sales gains in the mid to high single digits.  The strongest merchandise departments were Home, Accessories and Juniors, with comparable store sales gains in the high single digits for the quarter.”

Mr. Balmuth continued, “Fourth quarter results benefited from a 104 basis point expansion in operating margin to 11.0%, reflecting our continued effective inventory and expense controls.  Gross margin increased 93 basis points, mainly due to lower markdowns, while selling, general and administrative expenses as a percentage of sales declined by 11 basis points, primarily due to leverage on the comparable store sales gain during the period.”

Mr. Balmuth continued, “During fiscal 2003, cash flow from operations funded capital investments in new store growth and infrastructure, as well as the Company’s stock repurchase and dividend programs.  We repurchased 6.9 million shares of common stock during fiscal 2003 for an aggregate purchase price of $150 million, ending the year with 151.2 million shares of common stock outstanding.   We also recently announced that our Board of Directors approved a record 48% increase in the Company’s quarterly cash dividend to $.0425 per common share in addition to a new two-year $350 million stock repurchase program for 2004 and 2005.  These actions reflect the Board’s and management’s ongoing commitment to enhancing stockholder value, as well as our confidence in the Company’s long-term growth prospects.”

“Our accelerated expansion program also remains on track.  We added a record 61 net new stores during 2003, or unit growth of 12%.  Expansion into new geographic markets continued, with 21 of these additions in our relatively new Southeast states of Georgia, North Carolina, South Carolina, Alabama, Louisiana and Tennessee.  During 2004, we are forecasting 14% total unit growth with plans for 70 new Ross locations.  In addition, the first ten dd’s DISCOUNTSSM, our new retail concept targeting the needs of lower-income households, are targeted to open in the second half of the year,” said Mr. Balmuth.

The Company will host a conference call on Tuesday, March 16, 2004 at 11:00 a.m. Eastern time to communicate additional details concerning the quarter’s and year’s results and management’s outlook and plans for 2004.  A real time audio webcast of the conference call will be available at www.rossstores.com.  An audio playback will be available at (402) 220-5900, PIN #2342 through March 23, 2004.

Forward-Looking Statements:  This press release contains certain forward-looking statements which are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from management’s current expectations.  The words “plan,” “expect,” “believe,” “anticipate,” “forecast,”  “estimate,”  “projected,” “guidance,” and similar expressions identify forward-looking statements.  Risk factors for Ross Stores and dd’s DISCOUNTSSM include obtaining acceptable new store locations, competitive pressures in the apparel industry, changes in general economic or geopolitical conditions, changes in the level of consumer spending on or preferences in apparel or home-related merchandise, the Company’s ability to successfully implement various new supply chain and merchandising systems in a timely and cost-effective manner, unseasonable weather trends and greater than planned operating costs.  In addition, the Company is evaluating whether it will incur a potential non-cash charge to write-down the value of the Company’s Newark headquarters and distribution center to current fair market value.  Other risk factors are detailed in the Company’s Form 10-K for fiscal 2002.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect the Company’s outlook at any other point in time.  The Company does not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. operates a national chain of off-price retail stores offering first quality, in-season, branded apparel and apparel-related merchandise for the entire family at prices that average 20% to 60% less than department and specialty stores, as well as merchandise for the home at similar savings.  The Company had 568 stores at January 31, 2004, compared to 507 stores at the end of the same period last year.   Additional information is available at www.rossstores.com.

ROSS STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended		Twelve Months Ended
($000, except per share data, unaudited)	January 31, 2004	February 1, 2003	January 31, 2004	February 1, 2003

Sales	$1,098,749	$964,610	$3,920,583	$3,531,349

Costs and Expenses
Cost of goods sold, including related buying, distribution and occupancy costs	810,236	720,284	2,917,935	2,628,412
Selling, general and administrative	167,425	148,081	628,359	572,316
Interest (income) expense, net	11	(214)	(262)	279
Total costs and expenses	977,672	868,151	3,546,032	3,201,007

Earnings before income taxes	121,077	96,459	374,551	330,342

Provision for taxes on earnings	47,341	37,716	146,449	129,164
Net earnings	$73,736	$58,743	$228,102	$201,178

Earnings per share
Basic	$0.49	$0.38	$1.50	$1.29
Diluted	$0.48	$0.37	$1.47	$1.26

Weighted average shares outstanding (000)
Basic	150,725	154,944	152,165	156,246
Diluted	154,030	158,086	155,151	159,492

Stores open end of period	568	507	568	507

ROSS STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($000, unaudited)	January 31, 2004	February 1, 2003

Current Assets
Cash and cash equivalents	$201,546	$150,649
Accounts receivable	25,292	18,349
Merchandise inventory	841,491	716,518
Prepaid expenses and other	29,467	36,904
Deferred income taxes	22,742	16,645
Total Current Assets	$1,120,538	$939,065

Property and equipment, net	484,199	402,683
Other long-term assets	52,473	36,242
Total Assets	$1,657,210	$1,377,990

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable, accrued expenses and other	$702,698	$610,894
Income taxes payable	9,146	15,790
Total Current Liabilities	$711,844	$626,684

Long-term debt	50,000	25,000
Other liabilities	60,238	41,452
Deferred income taxes	79,709	41,666

Stockholders’ Equity	755,419	643,188
Total Liabilities and Stockholders' Equity	$1,657,210	$1,377,990

ROSS STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($000, unaudited)	Year Ended January 31, 2004	Year Ended February 1, 2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$228,102	$201,178
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	76,739	66,176
Deferred income taxes	31,946	17,375
Tax benefit from equity issuances	15,089	16,584
Change in assets and liabilities:
Merchandise inventory	(124,973)	(93,128)
Other current assets, net	494	(4,003)
Accounts payable	48,881	81,958
Other current liabilities	34,309	54,541
Other	4,719	8,348
Net cash provided by operating activities	315,306	349,029

CASH FLOWS USED IN INVESTING ACTIVITIES
Additions to property and equipment	(146,529)	(133,166)
Net cash used in investing activities	(146,529)	(133,166)

CASH FLOWS USED IN FINANCING ACTIVITIES
Proceeds from long-term debt	25,000	25,000
Issuance of common stock related to stock plans, net	24,695	34,279
Repurchase of common stock	(150,003)	(149,997)
Dividends paid	(17,572)	(14,847)
Net cash used in financing activities	(117,880)	(105,565)
Net increase in cash and cash equivalents	50,897	110,298
Cash and cash equivalents:
Beginning of period	150,649	40,351
End of period	$201,546	$150,649